Exhibit 5.1
Opinion and Consent of Virginia K. Sourlis, Esq.

                OPINION AND CONSENT OF VIRGINIA K. SOURLIS, ESQ.

April 6, 2006

To the Board of Directors and Stockholders
APO Health, Inc.
Oceanside, New York

Gentlemen:

I have acted as securities counsel for APO Health, Inc., a Nevada corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended, relating to common stock to be issued pursuant to certain consulting and director agreements (the "Agreements"). This opinion is being furnished in response to Item 601 of Regulation S-K and the instructions to Form S-8. I am familiar with the proceedings to date with respect to the proposed Agreements and the issuance of common stock pursuant thereto, and have examined such records, documents and matters of law and satisfied myself as to such matters of fact as I have considered relevant for purposes of this opinion.

On the basis of the foregoing, we are of the opinion that:

      1. The Company is a corporation duly organized and existing under the laws of the State of Nevada.

      2. The Agreements have been duly and validly authorized and adopted, and the shares of common stock of the Company (the "Shares") that may be issued and sold from time to time in accordance with the Agreements have been duly authorized for issuance and will, when issued, sold and paid for in accordance with the Agreements, be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States and the corporate laws of the State of New Jersey, and I am not expressing any opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, I have relied to the extent I deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission.

Very truly y ours,

/s/ Virginia K. Sourlis, Esq.

Virginia K. Sourlis, Esq.


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